Exhibit 5.2

May 12, 2010

Toys “R” Us Property Company I, LLC

One Geoffrey Way

Wayne, New Jersey 07470

Re:	TRU 2005 RE II Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to TRU 2005 RE II Trust, a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by the Declaration of Trust, dated as of November 28, 2005, by Toys “R” Us – Delaware, Inc., a Delaware corporation, as managing trustee and M&T Trust Company of Delaware, a Delaware limited purpose trust company, as resident trustee (the “Resident Trustee”) as amended and restated by the Amended and Restated Declaration of Trust, dated as of December 9, 2005, as further amended and restated by the Amended and Restated Trust Agreement, dated as of July 9, 2009 (as amended and restated, the “Trust Agreement”), by the Resident Trustee, Toys “R” Us Property Company I, LLC (formerly, TRU 2005 Holding Co. I, LLC), a Delaware limited liability company, as managing trustee (the “Managing Trustee”) and the individuals named therein as independent trustees. This opinion is being delivered pursuant to your request. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)	The Guarantee;

(c)	The Indenture (items (b) and (c) hereof collectively, the “Trust Documents”);

(d)	A certified copy of the Amended and Rested Certificate of Trust of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 9, 2009 (the “Certificate of Trust”); and

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May 12, 2010

(e)	A Certificate of Good Standing for the Trust, dated May 12, 2010, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust, including the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Trust Documents have been duly authorized by the Trust, and when duly executed and delivered by the Managing Trustee on behalf of the Trust, the Trust Documents will be duly executed and delivered by the Trust.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws relating to the particular nature of the Trust assets.

B. We have assumed (i) that each party has duly authorized, executed and delivered the documents examined by us, (ii) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (iii) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (iv) except to the extent provided in paragraph 1 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to,

Toys “R” Us Property Company I, LLC

May 12, 2010

the filing, registration or qualification with, or the taking of any other action under, any agreement, Trust Document or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property.

C. We have assumed that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

D. We have not participated in the preparation of any offering materials with respect to the Trust and assume no responsibility for their contents.

We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.2 to the Registration Statement on Form S-4 filed by Toys “R” Us Property Company I, LLC and the guarantors with the Securities and Exchange Commission on or about May 12, 2010 (the “Registration Statement”). We also consent to the reliance on this opinion letter by Simpson Thacher & Bartlett LLP for purposes of its opinion letter filed as Exhibit 5.1 to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.